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                                                                    Exhibit 12.1
                                                                    ------------
                        WORLDCORP, INC., & SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (Dollars in thousands)

                                                                                                   Nine months ended September 30,
                                                                                                ------------------------------------

                                                              Year ended December 31,             Historical  Historical  Pro Forma
                                                 -----------------------------------------------

                                                    1991      1992       1993     1994     1995        1995        1996       1996
                                                   ------   -------    -------   ------  -------      ------     -------     ------

Fixed charges:
  interest expense,
    including amortization of debt
    issuance costs                                 13,536    11,540     11,449   12,655   13,111       9,821       9,118      9,118
  Portion of rent expense
    representative of interest /(1)/               13,847    13,399     19,034   18,691   23,860      17,648      23,899     23,899
                                                   ------   -------    -------   ------  -------      ------     -------     ------

  Total fixed charges                              27,383    24,939     30,483   31,346   36,971      27,469      33,017     33,017
                                                   ======   =======    =======   ======  =======      ======     =======     ======


Earnings (loss):
  Earnings (loss) from continuing
    operations before income taxes,
     minority interest, extraordinary
     item, and change in accounting
     principle                                      7,311   (44,692)   (33,698)  10,496   65,685      49,075      (6,392)     4,844
  Equity in loss of non-consolidated subsidiary        --        --         --       --       --          --          --      2,507
  Fixed charges                                    27,383    24,939     30,483   31,346   36,971      27,469      33,017     33,017
                                                   ------   -------    -------   ------  -------      ------     -------     ------

  Earnings (loss) adjusted
    for fixed charges                              34,694   (19,753)    (3,215)  41,842  102,656      76,544      26,625     40,368
                                                   ======  ========   ========   ======  =======      ======     =======     ======

Ratio of earnings to fixed charges                  1.27 x       --         --     1.33 x   2.78 x      2.79 x        --      1.22 x

Deficiency in earnings
  to cover fixed charges                               --   $44,692    $33,698       --       --          --     $ 6,392         --
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/(1)/  One-third of rent expense is deemed to be representative of interest.